Exhibit (d)(3)

[LETTERHEAD OF BEAR, STEARNS & CO. INC.]

CONFIDENTIALITY AGREEMENT

August 30, 2002

CONFIDENTIAL

Invitrogen Corporation
1600 Faraday Avenue
Carlsbad, CA 92008
(760) 603-7207

Attention:	John Thompson

Vice President, Corporate Development

Ladies and Gentlemen:

      In connection with the consideration by BioReliance Corporation (collectively with its subsidiaries and affiliates, “BioReliance”) and Invitrogen Corporation (collectively with its subsidiaries and affiliates, “Invitrogen”) of a possible transaction that might result in a mutually agreeable business combination between BioReliance and Invitrogen (a “Transaction”), BioReliance is prepared to make available to Invitrogen (the “Receiving Party”) certain information concerning BioReliance’s business, financial condition, operations, assets and liabilities. As a condition to such information being furnished to the Receiving Party and its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial and other advisors) (collectively, “Representatives”), the Receiving Party agrees to treat such information in strict accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

      1. Definition of Evaluation Material. The term “Evaluation Material” means all information concerning BioReliance (whether prepared by or for BioReliance, its advisors or otherwise and irrespective of the form of communication) that is furnished to the Receiving Party or its Representatives (including any information furnished prior to the date of this letter agreement). “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other materials (in whatever form maintained, whether documentary, computer storage or otherwise) prepared by or for the Receiving Party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the Receiving Party or its Representatives pursuant hereto. The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives, (ii) was within the Receiving Party’s possession prior to its being furnished to the Receiving Party by or on behalf of BioReliance, provided that, to the Receiving Party’s knowledge, the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, BioReliance or any other person with respect to such information, or (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than BioReliance or its Representatives, provided that, to the Receiving Party’s knowledge, such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, BioReliance or any other person with respect to such information.

      2. Use of Evaluation Material and Confidentiality.

      (a) The Receiving Party hereby agrees that the Receiving Party and its Representatives shall use the Evaluation Material solely for the purpose of evaluating a Transaction, that the Evaluation Material will be kept confidential and that the Receiving Party and its Representatives will not disclose any of the Evaluation Material in any manner whatsoever, provided however, that (i) the Receiving Party may make disclosure of such information to which BioReliance gives its prior written consent and (ii) any of such information may be disclosed solely to such of the Receiving Party’s Representatives that the Receiving Party deems it necessary to disclose such information for the sole purpose of evaluating, negotiating or advising with respect to a Transaction, and who are informed of the confidential nature of the Evaluation Material, and who agree to act in accordance with the terms of this letter agreement and, (iii) in accordance with paragraph 2(c) and 2(d) below, the Receiving Party may make disclosure to the extent requested or required by law to the New York Stock Exchange (“NYSE”), the NASDAQ Stock Market (“NASDAQ”), the Securities and Exchange Commission (“SEC”) or a court of competent jurisdiction or other tribunal. In any event, the Receiving Party shall be responsible for any breach of this letter agreement by any of its Representatives and the Receiving Party agrees, at its sole expense, to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

      (b) The Evaluation Material contains material information about BioReliance that has not been disclosed to the public generally. The Receiving Party understands that it and its Representatives could be subject to fines, penalties and other liabilities under applicable securities laws if the Receiving Party or its Representatives, while in possession of any material, non-public information that may be contained in the Evaluation Material, trade in securities of BioReliance or communicate such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to trade in such securities. The Receiving Party agrees that it and its Representatives will refrain from trading in securities of BioReliance until such time as it is no longer prohibited from trading in such securities under all applicable securities laws (whether because BioReliance has publicly disclosed all material information in the Evaluation Material, the Evaluation Material no longer contains material non-public information or otherwise).

      (c) The Receiving Party agrees that, without the prior written consent of BioReliance, it and its Representatives will not disclose to any other person the fact that the Evaluation Material exists or has been made available to the Receiving Party, the fact that discussions or negotiations are taking place concerning a Transaction or any of the terms, conditions or other matters then being discussed with respect thereto (including the status thereof), provided that the Receiving Party may make such disclosure as required by law or the rules of the NYSE, NASDAQ or other securities market by which the Receiving Party is bound (in which event, to the extent practicable, the Receiving Party will consult with and exercise in good faith all reasonable efforts to mutually agree with, BioReliance regarding the nature, extent and form of such disclosure) or as requested by the staff of the NYSE, NASDAQ and/or the SEC. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity, but does not include legal counsel, accounting firm(s) or investment advisor(s).

      (d) In the event that the Receiving Party or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process, but excluding any request by the NYSE, NASDAQ or the SEC) to disclose any of the Evaluation Material, the Receiving Party shall provide BioReliance with prompt written notice of any such request or requirement so that BioReliance may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by BioReliance, the Receiving Party or any of its Representatives are nonetheless, in the written opinion of counsel of its choice, obligated to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Receiving Party or its Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises the Receiving Party is legally required to be disclosed, provided that the Receiving Party exercises its reasonable efforts to preserve the confidentiality of the Evaluation Material, including without limitation, by cooperating with BioReliance to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Evaluation Material. In the event disclosure is requested by the NYSE, NASDAQ and/or the SEC of the Evaluation Material, the Receiving Party will promptly notify BioReliance of such request and the Receiving Party also will request confidential treatment by the NYSE, NASDAQ and the SEC of any written Evaluation Material disclosed by the Receiving Party to the NYSE, NASDAQ or the SEC.

      (e) If the Receiving Party decides that it does not wish to proceed with a Transaction, it will promptly inform BioReliance of that decision in writing. In that case, or at any time upon the request of BioReliance for any reason, the Receiving Party will promptly deliver to BioReliance all Evaluation Material (and all copies thereof) furnished to the Receiving Party or its Representatives by or on behalf of BioReliance pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by or for the Receiving Party or its Representatives shall be destroyed and no copy thereof shall be retained. Notwithstanding the return or destruction of the Evaluation Material, the Receiving Party and its Representatives will continue to be bound by its obligations of confidentiality hereunder for a period of three years from the date of signing of this letter agreement.

      (f) The Receiving Party agrees that, for a period of two years after the date either party informs the other party of its decision not to proceed with a Transaction, unless the Receiving Party shall have received the prior written invitation or approval of a majority of the Board of Directors of BioReliance, neither the Receiving Party nor its affiliates (“Affiliates”) (as defined under Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”)) will in any manner, directly or indirectly:

(i) (A) solicit, seek or offer to effect or effect, (B) negotiate with or provide any information to the Board of Directors of BioReliance, any director or officer of BioReliance or any stockholder of BioReliance with respect to, (C) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board of Directors of BioReliance, any director or officer of BioReliance or any stockholder of BioReliance or any other person with respect to, or (D) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, but not limited to, any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to:

(1) any form of business combination or similar or other extraordinary transaction involving BioReliance or any Affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of BioReliance’s assets,

(2) any form of restructuring, recapitalization or similar transaction with respect to BioReliance or any Affiliate thereof,

(3) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of BioReliance or any Affiliate thereof,

(4) any proposal to seek representation on the Board of Directors of BioReliance or otherwise to seek to control or influence the management, Board of Directors or policies of BioReliance or any Affiliate thereof, or seek to advise or influence any person with respect to the voting of any voting securities of BioReliance,

(5) any request or proposal to waive, terminate or amend the provisions of this agreement,

(6) any proposal or other statement inconsistent with the terms of this agreement,

(7) communicate with the Company’s shareholders regarding the subject matter of this Agreement; provided, however, that the obligations of this paragraph 2(f) shall be null and void if the Company announces a transaction in which, if consummated, control of the Company would change (where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise) or a third party makes an unsolicited or otherwise hostile offer that would result in a change in control of the Company, or

(ii) instigate, encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for BioReliance with) any third party to do any of the foregoing.

Notwithstanding the foregoing provisions of this paragraph (f), either party, without the prior consent of the other, may, on a confidential, non-public basis, submit to the Board of Directors of the other party a proposal to amend any of the provisions of this letter agreement.

      (g) In consideration of the Evaluation Material being furnished to the Receiving Party, the Receiving Party hereby agrees that, for a period of two years from the date hereof, neither the Receiving Party nor any of its Affiliates will solicit to employ any of the current officers or employees of BioReliance or its Affiliates with whom the Receiving Party has had contact or who was specifically identified to the Receiving Party during the period of investigation of BioReliance, so long as they are employed by BioReliance or its Affiliates (other than through general advertising or other general solicitation not specifically targeted to the Company’s employees), without obtaining the prior written consent of BioReliance. The Receiving Party also agrees that until the earlier of (i) the consummation of a Transaction between BioReliance and Invitrogen or (ii) six months from the date of this letter agreement, the Receiving Party will not, without the prior written consent of BioReliance, initiate or maintain contact (except in the ordinary course of business) with any officer, director, employee, supplier, distributor, broker or customer of BioReliance for the purposes of obtaining information regarding BioReliance’s business, operations, assets, prospects or finances.

      3. Accuracy of Evaluation Material. The Receiving Party understands and acknowledges that neither BioReliance nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. The Receiving Party agrees that neither BioReliance nor any of its Representatives shall have any liability to the Receiving Party or to any of its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. The Receiving Party will not be entitled to rely on the accuracy or completeness of the Evaluation Material. Only those representations or warranties which are made in a final definitive agreement regarding any Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

      4. Remedies. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by the Receiving Party or any of its Representatives and that BioReliance shall be entitled to equitable relief, including injunctions and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by the Receiving Party of this letter agreement but shall be in addition to all other remedies available at law or equity to BioReliance. In the event of litigation relating to this letter agreement between the parties hereto, the losing party shall be liable for and pay to the prevailing party the costs and expenses (including without limitation, the reasonable legal fees) incurred by the prevailing party in connection with such litigation, including any appeal therefrom.

      5. Waivers and Amendments. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder. This letter agreement may only be amended by a written instrument duly executed by both of the parties hereto.

      6. Effect of Agreement. Each party hereto understands and agrees that no contract or agreement providing for any Transaction involving the parties hereto shall be deemed to exist between the parties hereto unless and until a final definitive agreement has been executed and delivered, and each party hereto hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with any such Transaction unless and until the parties hereto shall have entered into a final definitive agreement. Each party hereby also agrees that unless and until a final definitive agreement regarding a Transaction between the parties hereto has been executed and delivered, neither party hereto will be under any legal or equitable obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. Each party hereby further acknowledges and agrees that each party reserves the right, in its sole and absolute discretion, to reject any and all proposals made by the other party hereto or any of the other party’s Representatives with regard to a Transaction between the parties hereto, and to terminate discussions and negotiations between the parties hereby at any time in its sole and absolute discretion. Any costs incurred or actions taken by either party in the absence of a final definitive agreement will be at such party’s sole risk and expense.

      7. Miscellaneous. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the choice of law principles thereof. This letter agreement may not be assigned in whole or in part by either party without the prior written consent of the other party except in connection with a merger with, or acquisition of, the assigning party or like transaction involving such party. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same agreement. In the event any court shall determine that any provision of this letter agreement is invalid, such determination shall not affect the validity of any other provisions of this letter agreement, which shall remain in full force and effect and shall be construed so as to be valid under applicable law.

      8. Unless otherwise agreed to by BioReliance in writing, all (i) communications regarding any possible Transaction, (ii) requests for additional Evaluation Material, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to Bear, Stearns & Co. Inc. (“Bear Stearns”).

      Please confirm your agreement with the foregoing by signing and returning one copy of the letter to the undersigned, whereupon this letter agreement shall become a binding agreement between BioReliance and Invitrogen.

Bear, Stearns & Co. Inc.
For Itself and On Behalf of
BioReliance Corporation

By:	/s/ MARY TANNER

Name: Mary Tanner
Title: Senior Managing Director

Accepted and Agreed

As of the Date First Written Above:

Invitrogen Corporation

By:	/s/ JOHN D. THOMPSON

Name: John D. Thompson
Title:  Vice President